Exhibit 10.5

PURCHASE AGREEMENT

by and among

GPM INVESTMENTS, LLC,

WOC SOUTHEAST HOLDING CORP.,

GPM PETROLEUM GP, LLC,

GPM PETROLEUM LP,

and

THE PURCHASERS NAMED HEREIN

dated as of

January 11, 2016

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	2

ARTICLE II.	AGREEMENT TO SELL AND PURCHASE	9

2.1	Sale and Purchase of the Purchased Units	9

2.2	Deliveries at Closing	9

ARTICLE III.	REPRESENTATIONS AND WARRANTIES RELATING TO THE GPM PARTIES	10

3.1	Organization and Existence	10

3.2	Authority and Approval; Enforceability	11

3.3	No Conflict	11

3.4	Consents	11

3.5	Laws and Regulations; Litigation	12

3.6	Environmental Matters	12

3.7	Contributed Interests; Capitalization; Valid Issuance of Purchased Units; No Subsidiaries	12

3.8	Acquired Assets	14

3.9	Financial Statements	15

3.10	Permits	15

3.11	Insurance	15

3.12	Brokerage Arrangements	16

3.13	Taxes	16

3.14	Material Contracts	16

3.15	No Adverse Changes	18

3.16	Employees	18

3.17	Foreign Corrupt Practices Act; Money Laundering; OFAC	18

3.18	No Restrictions on Ability to Pay Cash Distributions	19

3.19	Investment Company Status	19

3.20	Contribution and Restructuring	19

3.21	Private Placement	19

3.22	No Other Representations or Warranties; Schedules	19

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASERS	20

4.1	Organization and Existence	20

4.2	Authority and Approval; Enforceability	20

4.3	No Conflict	20

4.4	Consents	21

4.5	Brokerage Arrangements	21

4.6	Compliance with Laws; Litigation	21

4.7	Investment	21

4.8	Available Funds	22

4.9	No Other Representations or Warranties; Schedules	22

ARTICLE V.	COVENANTS AND OTHER AGREEMENTS	22

5.1	Conduct of the Business and the Partnership	22

5.2	Access	23

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5.3	Independent Investigation; No Reliance	23

5.4	Further Actions	24

5.5	Publicity	24

5.6	Supplemental to Disclosure Schedules	24

5.7	Use of Proceeds	25

5.8	GPM Fees	25

5.9	Purchaser Fees	25

ARTICLE VI.	CONDITIONS TO CLOSING	25

6.1	Conditions to Each Party’s Obligation to Effect the Transactions	25

6.2	Conditions to the Obligations of Purchasers	26

6.3	Conditions to the Obligation of the GPM Parties	26

6.4	Frustration of Closing Conditions	27

ARTICLE VII.	CLOSING	27

7.1	Closing	27

7.2	Deliveries by GPM	27

7.3	Deliveries by the Partnership and the General Partner	27

7.4	Deliveries by Purchasers	28

ARTICLE VIII.	INDEMNIFICATION	29

8.1	Indemnification by the Partnership	29

8.2	Indemnification by Purchasers	29

8.3	Indemnification Procedures	29

8.4	Calculation of Damages	31

8.5	Waiver of Certain Damages	31

8.6	Limitations on Indemnification	31

8.7	Survival	31

8.8	Mitigation	32

8.9	Sole Remedy	32

8.10	Consideration Adjustment	32

ARTICLE IX.	TERMINATION	32

9.1	Events of Termination	32

9.2	Effect of Termination	33

ARTICLE X.	GOVERNING LAW; CONSENT TO JURISDICTION	33

10.1	Governing Law	33

10.2	Consent to Jurisdiction	33

10.3	Waiver of Jury Trial	34

10.4	Specific Performance	34

ARTICLE XI.	MISCELLANEOUS	34

11.1	Expenses	34

11.2	Notices	34

11.3	Form of Payment	35

11.4	Entire Agreement; Amendments and Waivers	36

11.5	Binding Effect and Assignment	36

11.6	Severability	36

11.7	Interpretation	36

11.8	Headings and Schedules	37

11.9	Counterparts	37

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Purchasers

Exhibit A	Form of Amended and Restated LPA

Exhibit B	Form of Amended and Restated LLC Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Board Representation Agreement

Exhibit E	Form of Contribution Agreement

Schedule 1.1(b)	Knowledge of the GPM Parties

Schedule 3.3	GPM Conflicts

Schedule 3.4	GPM Consents

Schedule 3.5	Litigation

Schedule 3.6	Environmental Matters

Schedule 3.7	Options, Etc.

Schedule 3.8(a)	Title to Property

Schedule 3.14(a)	Material Contracts

Schedule 3.15	Absence of Certain Changes

Schedule 3.20	Restructuring

Schedule 4.3	Purchaser Conflicts

Schedule 4.4	Purchaser Consents

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of January 11, 2016 by and among GPM Investments, LLC, a Delaware limited liability company (“GPM”), WOC Southeast Holding Corp., a Delaware corporation (“WOCSE”), GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), GPM Petroleum LP, a Delaware limited partnership (the “Partnership”) and the purchasers named on Annex A hereto (each, a “Purchaser” and collectively, “Purchasers”). GPM, WOCSE, Purchasers, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, as of the date hereof, GPM holds 100% of the outstanding limited liability company interests of GPM Petroleum, LLC, a Delaware limited liability company (“OpCo” and such limited liability company interests, the “Contributed Interests”);

WHEREAS, as of the date hereof, WOCSE is an indirect, wholly-owned subsidiary of GPM;

WHEREAS, GPM, WOCSE, the General Partner and the Partnership shall enter into that certain Contribution Agreement, the form of which is attached hereto as Exhibit E (the “Contribution Agreement”), pursuant to which (i) GPM will contribute to the Partnership the Initial LP Interest (as defined herein) and the Contributed Interests in exchange for 9,943,695 Class B Preferred Units (as defined herein) and the additional consideration as described in the Contribution Agreement, and (ii) WOCSE will contribute certain assets, as described in the Contribution Agreement, to the Partnership, in exchange for 2,141,305 Class B Preferred Units, each in accordance with the provisions of the Contribution Agreement (the “Contribution”);

WHEREAS, immediately prior to the closing of the transactions contemplated by the Contribution Agreement (the “Contribution Closing”), GPM will take, and cause its Affiliates (as defined herein) including WOCSE to take, certain actions more fully described in the Contribution Agreement, which will result in OpCo owning all of the Acquired Assets (as defined herein) and the Assumed Liabilities (as defined herein) (collectively, the “Restructuring”);

WHEREAS, immediately following the Contribution Closing, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Partnership’s Class A Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Common Units underlying the Class A Preferred Units acquired pursuant hereto.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Acquired Assets” has the meaning given to such term in the Contribution Agreement.

“Affiliate” means, with respect to any Person, any other Person (other than any individual) that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) after the Contribution Closing, (i) with respect to GPM and WOCSE, the term “Affiliate” shall not include any member of the Partnership Group, (ii) with respect to the Partnership Group, the term “Affiliate” shall not include GPM and its Affiliates, (b) OpCo shall be deemed to be an Affiliate of GPM before the Contribution Closing and an Affiliate of the Partnership Group (and not of GPM) after the Contribution Closing, and (c) with respect to Purchasers and their respective Affiliates, the term “Affiliate” shall not include any of the Partnership Entities.

“Aggregate Purchase Price” means an amount equal to the Purchase Price, multiplied by the aggregate number of Purchased Units purchased by Purchasers on the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended and Restated LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner in the form attached hereto as Exhibit B, to be executed contemporaneously with the Closing by GPM.

“Amended and Restated LPA” means the Amended and Restated Agreement of Limited Partnership of the Partnership in the form attached hereto as Exhibit A, to be executed contemporaneously with the Closing by GPM, WOCSE, the General Partner and Purchasers.

“Assumed Liabilities” has the meaning given to such term in the Contribution Agreement.

“Assumed Trade Payables” has the meaning given to such term in the Contribution Agreement.

“Board Representation Agreement” means the Board Representation Agreement in the form attached hereto as Exhibit D, to be executed contemporaneously with the Closing by GPM, the General Partner, the Partnership and Purchasers.

“Business” means the wholesale distribution of motor fuels, including the distribution of motor fuels to Persons that will sell such fuels on a consignment basis, and such other activities incidental or ancillary thereto, as contemplated to be conducted following the Contribution Closing by the Partnership Group using the Acquired Assets.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia or New York, New York are authorized or required by Law to close.

“Business Permits” has the meaning set forth in Section 3.10.

“Claim” has the meaning set forth in Section 8.3(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Class A IPO Common Units” has the meaning given to such term in the Amended and Restated LPA.

“Class A Preferred Unit” has the meaning given to such term in the Amended and Restated LPA.

“Class B Preferred Unit” has the meaning given to such term in the Amended and Restated LPA.

“Closing” has the meaning set forth in Section Error! Reference source not found..

“Closing Date” has the meaning set forth in Section Error! Reference source not found..

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning given to such term in the Amended and Restated LPA.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement, whether written or oral.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Contribution Closing” has the meaning set forth in the recitals to this Agreement

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Conveyed Real Property” has the meaning given to such term in the Contribution Agreement.

“Credit Agreement” means that certain Credit Agreement, to be entered into contemporaneously with the Contribution Closing, by and among the Partnership, the Guarantors (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, and KeyBank National Association, as Administrative Agent, and related financing documents.

“Damages” means any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and reasonable expenses of investigation, defending and prosecuting Litigation.

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice or offset rights in favor of a credit-card processor); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials) or the environment or imposing liability or standards of conduct concerning any handling or transportation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCPA” has the meaning set forth in Section 3.17(a).

“Financial Advisor” means Raymond James & Associates Inc.

“Financial Statements” means, collectively, (i) the Audited Consolidated Financial Statements of GPM Investments, LLC (Predecessor) as of December 31, 2014 and 2013 and for the Years Ended December 31, 2014, 2013 and 2012, (ii) the Unaudited Condensed Consolidated Financial Statements of GPM Investments, LLC (Predecessor) as of June 30, 2015 and for the Six Months Ended June 30, 2015 and 2014, (iii) the Audited Consolidated Financial Statements of Worsley Operating Company, LLC as of August 5, 2013 and March 30, 2013 and for the Period from March 31, 2013 to August 5, 2013 and the Year Ended March 30, 2013 and (iv) the Carved-Out Audited Consolidated Financial Statements of WOCSE as of March 28, 2015 and for the Fiscal Year Ended March 28, 2015, in each case as contained in Registration Statement.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“GPM” has the meaning set forth in the preamble to this Agreement.

“GPM Closing Certificate” means a certificate dated the Closing Date and signed by an authorized officer of GPM and WOCSE confirming the matters set forth in clauses (a) and (b) of Section 6.2, on behalf of GPM and WOCSE.

“GPM Consent” has the meaning set forth in Section 3.4.

“GPM Credit Agreement” means that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of August 6, 2013, by and among GPM, PNC Bank, National Association, as administrative agent and the lenders from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.

“GPM Disclosure Schedules” has the meaning set forth in Section 5.6.

“GPM Indemnitees” has the meaning set forth in Section 8.2(a).

“GPM Parties” means, collectively, GPM, WOCSE, the General Partner and the Partnership and their respective Subsidiaries.

“GPM Securities” means the 12,085,000 Class B Preferred Units to be issued pursuant to, and in accordance with the terms and provisions of, the Contribution Agreement and the Amended and Restated LPA.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum, petroleum product, natural gas, oil and gas waste, and oil and any components and derivatives thereof, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Indemnitees” has the meaning set forth in Section 8.2(a).

“Initial LP Interest” means the 100% limited partner interest in the Partnership owned by GPM as of the date hereof.

“Knowledge of the GPM Parties” and any variations thereof or words to the same effect means the actual knowledge, after reasonable inquiry, of the persons set forth on Schedule 1.1(b).

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Business or the GPM Parties, taken as a whole, or (b) materially and adversely affects the ability of the GPM Parties to consummate the transactions contemplated by the Transaction Documents; provided, however, that any changes, circumstances, effects or conditions relating to or resulting from: (A) general economic, political, regulatory or business conditions, or the securities, credit or financial markets, in general in the United States; (B) acts of war or terrorism; (C) commodity prices or fuel prices or other factors generally affecting the industries or markets in which the GPM Parties or any of their respective Affiliates operates; (D) changes in Law after the date of this Agreement, other than a change that would result in the Partnership being treated as a corporation for federal Tax purposes; (E) any effects of weather, geological or meteorological events or other natural disaster; or (F) the execution of this Agreement or the announcement of the transactions contemplated by the Transaction Documents, shall not (either alone or in combination) constitute or be taken into account in determining whether there has been or is a Material Adverse Effect under this definition, unless the same has a disproportionate material and adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Business or the GPM Parties, taken as a whole, relative to other participants in the industries or markets in which the GPM Parties or any of their respective Affiliates operate.

“Material Contract” has the meaning set forth in Section 3.14(a).

“Money Laundering Laws” has the meaning set forth in Section 3.17(b).

“OFAC” has the meaning set forth in Section 3.17(c).

“OpCo” has the meaning set forth in the recitals to this Agreement.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Closing Certificate” means a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the matters set forth in clauses (a) and (b) of Section 6.2, on behalf of the Partnership and the General Partner.

“Partnership Entities” means, collectively, the General Partner, the Partnership and their respective Subsidiaries, including OpCo from and after the Contribution Closing.

“Partnership Fundamental Representations” means the representations and warranties of the GPM Parties set forth in the first sentence of Section 3.1(a), the first sentence of Section 3.1(b), the first sentence of Section 3.1(c), the first sentence of Section 3.1(d) and Sections 3.2, 3.7 and 3.12.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries, including OpCo from and after the Contribution Closing.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, Orders, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.8(a).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PNC Term Debt” has the meaning given to such term in the Contribution Agreement.

“Proceeding” means any action, suit, arbitration proceeding, citation, summons or subpoena (civil, criminal, regulatory or otherwise) in law or in equity.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Units” has the meaning set forth in Section 2.1.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Purchaser Closing Certificate” means a certificate dated the Closing Date and signed by an authorized officer of each Purchaser confirming the matters set forth in clauses (a) and (b) of Section 6.3.

“Purchaser Consent” has the meaning set forth in Section 4.4.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchasers set forth in Sections 4.1(a), 4.2, and 4.5.

“Purchaser Indemnitees” has the meaning set forth in Section 8.1(a).

“Purchaser Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, materially and adversely affects the ability of any Purchaser or any of its Affiliates to consummate the transactions contemplated by the Transaction Documents.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit C, to be executed contemporaneously with the Closing by the Partnership and Purchasers.

“Registration Statement” means Amendment No. 4 to the Registration Statement on Form S-1 of the Partnership (File No. 333-203507) filed with the Commission on September 2, 2015.

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Schedule Supplement” has the meaning set forth in Section 5.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that, after the Closing, with respect to GPM, the term “Subsidiary” shall not include any member of the Partnership Group. For the avoidance of doubt, OpCo shall be deemed to be a Subsidiary of GPM (and not of any member of the Partnership Group) before the Closing and a Subsidiary of the Partnership Group (and not of GPM) after the Closing.

“Tax” or “Taxes” means (a) any federal, state, local, foreign or other income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Return” means any report, statement, form, return or other document or information filed or provided, or required to be filed or provided, to a Tax Authority in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax Authority.

“Third Party Consent” has the meaning set forth in Section 3.4.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Amended and Restated LPA, the Amended and Restated LLC Agreement, the Board Representation Agreement, and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2, Section 7.3 and Section 7.4.

“WOCSE” has the meaning set forth in the preamble to this Agreement.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

2.1    Sale and Purchase of the Purchased Units. On the Closing Date, subject to the terms and conditions hereof, each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to such Purchaser, the number of Class A Preferred Units set forth opposite such Purchaser’s name on Annex A hereto (collectively, the “Purchased Units”) for a cash purchase price of $20.00 (the “Purchase Price”) per Class A Preferred Unit.

2.2    Deliveries at Closing. At Closing, the Parties shall deliver or cause to be delivered the various agreements, instruments, certificates and other documents required to be delivered pursuant to Article VII to such Persons as required pursuant to Article VII.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO THE GPM PARTIES

The Partnership hereby represents and warrants to Purchasers that:

3.1    Organization and Existence.

(a)    GPM has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. GPM is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)    WOCSE has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. WOCSE is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(c)    OpCo has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates, including, following the consummation of the Restructuring, the Acquired Assets, and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted, including, following consummation of the Restructuring, the Business. OpCo is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. GPM has delivered to Purchasers correct and complete copies of OpCo’s Organizational Documents, as amended to date. There is no pending, or to the Knowledge of the GPM Parties, threatened, action for the dissolution or liquidation of OpCo.

(d)    Each of the Partnership and the General Partner has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited partnership or limited liability company, as applicable, power and authority to (i) with respect to the Partnership, own and operate the Contributed Interests and the Acquired Assets, and (ii) with respect to the General Partner, serve as the general partner of the Partnership. Each of the Partnership and the General Partner is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.2    Authority and Approval; Enforceability. Each of the GPM Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver each Transaction Document to which it is or will be a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by each GPM Party of the Transaction Documents to which it is or will be a party, the performance by each such GPM Party of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate, limited liability company or limited partnership action, as applicable, of the applicable GPM Party. Each Transaction Document to which any GPM Party is or will be a party constitutes or will constitute, upon execution and delivery by such GPM Party, the valid and binding obligation of such GPM Party, enforceable against such GPM Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3    No Conflict. Other than as set forth on Schedule 3.3, the execution and delivery by each of the GPM Parties of the Transaction Documents to which it is or will be a party do not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not:

(a)    conflict with any of the provisions of the Organizational Documents of any of the GPM Parties;

(b)    conflict with any provision of any Law or Order applicable to any of the GPM Parties;

(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, Lien or material Contract to which any of the GPM Parties is a party or by which any of them is bound or to which any of the Contributed Interests or any of the Acquired Assets are subject;

(d)    result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of any of the GPM Parties; or

(e)    result in the revocation, cancellation, suspension or modification of any Governmental Approval possessed by any of the GPM Parties;

except, in the case of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4    Consents. Other than as set forth in Schedule 3.4 (each item so listed, together with the items listed on Schedule 3.20, a “GPM Consent”), no consent, approval, license, Permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person (each, a “Third Party Consent”) is required to be obtained or made by or with respect to any of the GPM Parties in connection with:

(a)    any GPM Party’s execution, delivery, and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby; or

(b)    the enforcement against any GPM Party of its obligations under any of the Transaction Documents;

except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.5    Laws and Regulations; Litigation. Except as set forth in Schedule 3.5, there are no pending or, to the Knowledge of the GPM Parties, threatened claims, fines, actions, suits, litigation, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) affecting the Business or the Acquired Assets or the ownership and operation of the Business or the Acquired Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that if adversely decided would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the GPM Parties and the Business are in compliance with all Laws (in each case, solely with respect to the ownership and operation of the Acquired Assets and the Assumed Liabilities) of any Governmental Authority applicable to it (other than Environmental Laws, which are the subject of Section 3.6).

3.6    Environmental Matters. Except as set forth in Schedule 3.6, solely with respect to the ownership and operation of the Acquired Assets and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the GPM Parties and their respective Affiliates (a) are in compliance with Environmental Laws, (b) are not the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the ownership and operation of the Acquired Assets and requiring mediation or the payment of a fine or penalty, (c) have received all Permits required of them under applicable Environmental Laws necessary to own and operate the Acquired Assets as presently owned and operated by GPM and its Affiliates, (d) are in compliance with all terms and conditions of any such Permits and (e) are not subject to any pending Litigation under any Environmental Law with respect to which any of the GPM Parties has been contacted in writing by or on behalf of the plaintiff or claimant.

3.7    Contributed Interests; Capitalization; Valid Issuance of Purchased Units; No Subsidiaries.

(a)    The Contributed Interests (i) constitute 100% of the limited liability company interests in OpCo and (ii) were duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of OpCo) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Contributed Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state Law applicable to such interests, OpCo’s Organizational Documents, or any Contract to which GPM or any of its Affiliates is a party or to which it or any of its properties or assets is otherwise bound.

(b)    GPM has good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, except for restrictions under applicable federal and state securities laws, as provided in OpCo’s Organizational Documents and as provided in the GPM Credit Agreement. There are no options, warrants, purchase rights, Contracts or other securities exercisable or exchangeable for any equity interests of OpCo, any other commitments or Contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Contributed Interests, or any Contracts of any kind which may obligate OpCo to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to such Contributed Interests, free and clear of any Liens, except for restrictions on transfer under applicable federal and state securities laws, as provided in OpCo’s Organizational Documents, as provided in the Credit Agreement and as provided in the PNC Term Loan Agreement (as defined in the Contribution Agreement).

(c)    As of the date of this Agreement, the General Partner is the sole general partner of the Partnership and owns a non-economic general partner interest in the Partnership; such general partner interest is duly authorized and validly issued in accordance with the Partnership’s Organizational Documents; and the General Partner owns such general partner interest free and clear of all Liens, except for restrictions on transfer under applicable federal and state securities laws, as provided in the Partnership’s Organizational Documents and as provided in the GPM Credit Agreement. Immediately after the Closing, the General Partner will be the sole general partner of the Partnership and will own a non-economic general partner interest in the Partnership; such general partner interest will be duly authorized and validly issued in accordance with the Amended and Restated LPA; and the General Partner will own such general partner interest free and clear of all Liens, except for restrictions on transfer under applicable federal and state securities laws or as provided in the Amended and Restated LPA.

(d)    As of the date of this Agreement, GPM is the sole limited partner of the Partnership and owns a 100% limited partner interest in the Partnership; such limited partner interest is duly authorized and validly issued in accordance with the Partnership’s Organizational Documents and fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and GPM owns such limited partner interest free and clear of all Liens, except for restrictions on transfer under applicable federal and state securities laws, as provided in the Partnership’s Organizational Documents and as provided in the GPM Credit Agreement.

(e)    The Purchased Units being issued at Closing and the limited partner interests represented thereby, will be duly authorized by the Partnership prior to the Closing Date and, when issued and delivered to Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Amended and Restated LPA) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free and clear of all Liens and restrictions on transfer, except for (i) restrictions on transfer under applicable federal and state securities laws or as provided in the Amended and Restated LPA or the other Transaction Documents or (ii) Liens created by Purchasers or their respective Affiliates with respect to the Purchased Units. Immediately after the Closing, the only issued and outstanding limited partner interests in the Partnership will be the Purchased Units and the GPM Securities, 9,943,695 of which Class B Preferred Units will be owned by GPM and 2,141,305 of which Class B Preferred Units will be owned by WOCSE.

(f)    The Class A IPO Common Units will, upon issuance in accordance with this Agreement and the Amended and Restated LPA, be duly authorized, validly issued, fully paid (to the extent required by the Amended and Restated LPA) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free and clear of any and all Liens and restrictions on transfer, except for (i) restrictions on transfer under applicable federal and state securities laws or securities regulator rules or as provided in the Amended and Restated LPA, the other Transaction Documents or (ii) Liens created by or agreed to by Purchasers or their respective Affiliates with respect to the Class A IPO Common Units.

(g)    Except as set forth in Schedule 3.7, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for any equity security of any member of the Partnership Group issued or granted by any member of the Partnership Group, any other commitments or agreements to which any member of the Partnership Group is a party providing for the issuance by it of additional equity securities or the repurchase or redemption by it of equity securities, and there are no agreements of any kind which may obligate any member of the Partnership Group to issue, purchase, redeem or otherwise acquire any of its equity securities, in each case except as may be contained in their Organizational Documents.

(h)    As of the date of this Agreement, the Partnership does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other Person or securities convertible into or exchangeable for capital stock of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and the Partnership is not, except pursuant to this Agreement, subject to any obligation to acquire any such interest. Immediately after the Closing, other than the Contributed Interests, the Partnership will not own, directly or indirectly, (i) any shares of outstanding capital stock of any other Person or securities convertible into or exchangeable for capital stock of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and the Partnership is not subject to any obligation to acquire any such interest.

3.8    Acquired Assets.

(a)    Except as set forth in Schedule 3.8(a), GPM and its Subsidiaries have, and as of the Closing after giving effect to the Restructuring, OpCo will have, valid and indefeasible title in fee to all real property and interests in real property constituting part of the Conveyed Real Property and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property constituting part of the Conveyed Real Property, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. GPM and its Subsidiaries own, and as of the Closing after giving effect to the Restructuring, OpCo will own, all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.8(a), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iv) Liens securing debt of GPM or any of its Affiliates that will be released prior to or as of the Closing, (v) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Business, and (vi) other Permitted Liens (as such term is defined in the Credit Agreement) (the Liens described in clauses (i), (ii), (iii), (iv), (v) and (vi) above, being referred to collectively as “Permitted Liens”).

(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, GPM and its Subsidiaries have, and as of the Closing after giving effect to the Restructuring, OpCo will have, good and marketable title to all tangible personal property included in the Conveyed Real Property, free and clear of all Liens except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice prior to the Closing.

3.9    Financial Statements. The Financial Statements were prepared in accordance with U.S. generally accepted accounting principles, applied consistently, and fairly present in all material respects the consolidated financial position of the entities purported to be covered thereby as of and for the dates thereof. Each Financial Statement is derived from the books and records (including the general ledgers) of the entity purported to be covered thereby.

3.10    Permits. GPM and its Subsidiaries hold or have a valid right to use, and following the Restructuring, OpCo will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary for the conduct of the Business and the ownership and operation of the Acquired Assets (the “Business Permits”), each in compliance with applicable Laws, except for those the failure of which to hold or have valid right to use would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. GPM or its Affiliates have complied in all material respects with all terms and conditions of the Business Permits.

3.11    Insurance. GPM or its Affiliates maintain, and following the Restructuring, the Partnership Entities will maintain, policies of fire and casualty, liability and other forms of property and liability insurance covering the Business, the Acquired Assets and their operations and personnel, with such deductibles, and against such risks and losses as are, in their judgment, reasonably adequate to protect them, the Businesses and the Acquired Assets in a commercially reasonable manner. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the Knowledge of the GPM Parties, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.12    Brokerage Arrangements. None of the GPM Parties or any of their respective Affiliates has entered, directly or indirectly, into any Contract with any Person, other than the Financial Advisor (whose fees shall be paid by GPM or the Partnership Group), that would obligate any member of the Partnership Group or Purchasers or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with the Transaction Documents, the Contribution Agreement or consummation of the transactions contemplated thereby.

3.13    Taxes.

(a)    All Tax Returns that are required to be filed by or with respect to OpCo, any member of the Partnership Group or the Acquired Assets on or prior to the date hereof (taking into account any valid extension of time within which to file) have been timely filed on and all such Tax Returns are correct and complete in all material respects.

(b)    All Taxes due and payable by or with respect to OpCo, any member of the Partnership Group or the Acquired Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to Tax Returns required to be filed on or prior to the date hereof have been paid in full or properly accrued for by GPM.

(c)    No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in this Section 3.13 or any Taxes of or with respect to OpCo, any member of the Partnership Group or the Acquired Assets are currently pending or have been proposed in writing or have been threatened.

(d)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to OpCo, any member of the Partnership Group or the Acquired Assets or any Tax Returns of or with respect to OpCo, any member of the Partnership Group or the Acquired Assets.

(e)    OpCo is and has been since formation properly treated as disregarded as an entity separate from its owner for federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

(f)    The Partnership is and has been since formation properly treated as a partnership for federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(1) and expects to meet, beginning with the taxable year in which the Partnership consummates an initial public offering, the gross income requirement set forth in Section 7704(c)(2) of the Code.

3.14    Material Contracts.

(a)    Set forth in Schedule 3.14(a) is a list, as of the date hereof, of each of the following Contracts to which any of the GPM Parties is a party, in each case with respect to which, after giving effect to the Restructuring and the Contribution, OpCo or any member of the Partnership Group will be a party or any of the Acquired Assets will be bound (each a “Material Contract”):

(i)    any Contract limiting the right of the Business to engage in or compete in any geographical area;

(ii)    any Contract for Debt;

(iii)    any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $500,000;

(iv)    any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) requiring the payment of an amount in excess of $500,000;

(v)    any Contract for the lease of any real property requiring the payment of an amount in excess of $500,000;

(vi)    any Contract containing any preferential rights to purchase or similar rights with respect to the Acquired Assets;

(vii)    any material fuel supply Contract, the loss of which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

(viii)    any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership and operation of the Business or the ownership and operation of the Acquired Assets, the loss of which would, in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

(ix)    any Contract between GPM or its Affiliates (other than OpCo and the members of the Partnership Group), on the one hand, and OpCo or any member of the Partnership Group, on the other hand; and

(x)    any Contract with any Governmental Authority (other than Permits).

(b)    Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, each Material Contract is or, following consummation of the Restructuring, will be legal, valid and binding on and enforceable against OpCo or the member of the Partnership Group party thereto and, to the Knowledge of the GPM Parties, the counterparty thereto, and each Material Contract will continue to be legal, valid and binding on and enforceable against OpCo or the member of the Partnership Group party thereto and, to the Knowledge of the GPM Parties, the counterparty thereto, on substantially identical terms following the consummation of the transactions contemplated by the Contribution Agreement. Each Material Contract (other than any Material Contract which will not be effective until following consummation of the Restructuring) is in full force and effect, and none of the GPM Parties, as the case may be, or, to the Knowledge of the GPM Parties, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the GPM Parties has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.15    No Adverse Changes. Except as set forth in Schedule 3.15, since December 31, 2014: (a) there has not been a Material Adverse Effect and (b) except as reasonably necessary to consummate the Restructuring, the Business and the Acquired Assets have been operated and maintained in the ordinary course of business consistent with past practices in all material respects.

3.16    Employees. OpCo and the members of the Partnership Group (a) do not have any employees and (b) do not maintain or contribute to and are not subject to any liability in respect of any employee benefit or welfare plan of any nature, including plans subject to ERISA.

3.17    Foreign Corrupt Practices Act; Money Laundering; OFAC.

(a)    None of the GPM Parties, nor to the Knowledge of the GPM Parties, any officer, director, manager, agent or Affiliate of any of the GPM Parties is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practice Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(b)    The operations of the GPM Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the GPM Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the GPM Parties, threatened.

(c)    None of the GPM Parties nor, to the Knowledge of the GPM Parties, any officer, director, manager, agent or Affiliate of any of the GPM Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the sale of the Purchased Units, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.18    No Restrictions on Ability to Pay Cash Distributions. No member of the Partnership Group is party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, other than as set forth in the Credit Agreement and the PNC Term Loan Agreement (as defined in the Contribution Agreement), nor is any member of the Partnership Group subject to any provision in any of their respective Organizational Documents or other governing documents or resolutions of the General Partner that, in each case, by its terms restricts, limits, prohibits or prevents such Partnership Group from making any distributions, including any distributions in full in cash distributions on the Class A Preferred Units in the amounts contemplated by the Amended and Restated LPA.

3.19    Investment Company Status. None of the Partnership Entities is, and immediately after giving effect to (a) the Restructuring, (b) the Contribution and (c) the sale of the Purchased Units and the application of the proceeds thereof, in accordance with the terms hereof, none of the Partnership Entities will be, an “investment company” or a company “controlled by” an investment company, each within the meaning of the Investment Company Act of 1940, as amended.

3.20    Contribution and Restructuring. The GPM Parties shall adopt the Contribution Agreement in the form attached hereto as Exhibit E. Except as set forth in Schedule 3.20, the Contribution and Restructuring will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon the Contributed Interests or the Acquired Assets pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the GPM Parties is a party or by which any of the GPM Parties is bound or to which any of the Contributed Interests or Acquired Assets is subject, (ii) result in any violation of the provisions of the Organizational Documents of any of the GPM Parties or (iii) result in the violation of any Law or Order applicable to any of the GPM Parties, the Contributed Interests or the Acquired Assets, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, or Lien that was consented to or waived in writing or did not materially impair the Contribution or the Restructuring.

3.21    Private Placement. Assuming the accuracy of the representations and warranties of Purchasers in Article IV, the offer and sale of the Purchased Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction with respect thereto, and none of the GPM Parties has taken or will take any action that would cause the loss of such exemption.

3.22    No Other Representations or Warranties; Schedules. Except as set forth in this Article III, the GPM Parties make no express or implied representation or warranty with respect to the Contributed Interests, OpCo, the members of the Partnership Group, the Business, the Acquired Assets, the Purchased Units or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO PURCHASERS

Each Purchaser hereby, severally and not jointly, represents and warrants to the GPM Parties that:

4.1    Organization and Existence.

(a)    Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority (corporate and other) to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b)    Purchaser is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.2    Authority and Approval; Enforceability. Purchaser has the requisite power and authority (corporate and other) to execute and deliver each Transaction Document to which it is or will be a party, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by it. The execution and delivery by Purchaser of each Transaction Document to which it is or will be a party, the performance by Purchaser of the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action of Purchaser. Each Transaction Document to which Purchaser is or will be a party constitutes or will constitute, upon execution and delivery by Purchaser, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3    No Conflict. Other than as set forth on Schedule 4.3, the execution and delivery by Purchaser of each Transaction Document to which it is or will be a party do not, and the fulfillment and compliance with the terms and conditions thereof and the consummation of the transactions contemplated thereby will not:

(a)    conflict with any of the provisions of the Organizational Documents of Purchaser; or

(b)    conflict with any provision of any Law or Order applicable to Purchaser;

except, in the case of clause (b), as would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.4    Consents. Other than as set forth in Schedule 4.4 (each item so listed, a “Purchaser Consent”), no Governmental Approval or Third Party Consent is required to be obtained or made by or with respect to Purchaser in connection with:

(a)    the execution, delivery, and performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby; or

(b)    the enforcement against Purchaser of its obligations under any of the Transaction Documents;

except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.5    Brokerage Arrangements. Neither Purchaser nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate GPM or any of its Affiliates or any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with the Transaction Documents or the consummation of the transactions contemplated thereby.

4.6    Compliance with Laws; Litigation. No Litigation is pending to which Purchaser is a party that if adversely decided would, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.7    Investment. Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Purchaser is acquiring the Purchased Units for its own account and not with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. Purchaser is familiar with investments of the nature of the Purchased Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the Purchased Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Purchased Units, and is able to bear the economic risks of such investment. Purchaser has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that Purchaser deems necessary or advisable to evaluate the Partnership and the Purchased Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the Purchased Units, including its own estimate of the value of the Purchased Units. Purchaser has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as Purchaser deems adequate; provided, however, that neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser and its representatives shall modify, amend or affect such Purchaser’s right (i) to rely on the representations and warranties contained in Article III or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Purchaser acknowledges that the Purchased Units have not been registered under applicable federal and state securities laws and that the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws. Purchaser understands that, until such time as the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Amended and Restated LPA. For the avoidance of doubt, Purchaser disclaims and disavows any reliance upon the Financial Advisor in connection with its acquisition of the Purchased Units.

4.8    Available Funds. Purchaser will have at Closing sufficient cash to make payment in immediately available funds of its pro rata portion of the Aggregate Purchase Price when due and any other amounts to be paid by it hereunder.

4.9    No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, Purchaser does not make any other express or implied representation or warranty with respect the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V.

COVENANTS AND OTHER AGREEMENTS

5.1    Conduct of the Business and the Partnership. The GPM Parties covenant and agree that from and after the execution of this Agreement and until the Closing, except (i) as contemplated by this Agreement (including the Restructuring and the Contribution), (ii) as required by applicable Law or (iii) with the prior written consent of Purchasers (which consent will not be unreasonably withheld, conditioned or delayed):

(a)    GPM will, and will cause each of its Affiliates to, use commercially reasonable efforts to, conduct the Business in the ordinary course consistent with past practices; and

(b)    GPM will not, and will cause each of its Affiliates not to:

(i)    amend the Organizational Documents of OpCo or any member of the Partnership Group;

(ii)    liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)    permit any Lien, other than Permitted Liens, to be imposed on (A) the Acquired Assets or (B) the equity securities of OpCo or any member of the Partnership Group;

(iv)    sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests or Acquired Assets, other than the sale or other disposition of equipment or other tangible personal property that is replaced with equipment or other tangible personal property of comparable or better value or utility;

(v)    permit OpCo or any member of the Partnership Group to incur any Debt or issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same not in the ordinary course of business; or

(vi)    permit OpCo or any member of the Partnership Group to make or change any material Tax election; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or take any action that would change the classification of OpCo or any member of the Partnership Group for United States federal income tax purposes.

5.2    Access. From the date of this Agreement until the Closing Date, GPM shall, and shall cause each of its Affiliates to, upon reasonable advance notice by Purchasers, furnish to Purchasers such documents and information in the possession or control of GPM or its Affiliates concerning the Restructuring, the Contribution, the Partnership Entities, the Business and the Acquired Assets as Purchasers from time to time may reasonably request, but only to the extent that GPM may comply with the foregoing without breaching any confidentiality obligation binding on GPM or its Affiliates.

5.3    Independent Investigation; No Reliance. Each of the GPM Parties and each Purchaser acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Business, the Contributed Interests, the Acquired Assets and the Purchased Units, as applicable, and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, (A) EACH PURCHASER ACKNOWLEDGES THAT NEITHER GPM NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III AND (B) GPM ACKNOWLEDGES THAT NEITHER PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE IV. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

5.4    Further Actions. Subject to the other terms and conditions of this Agreement, each Party agrees to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents in the most expeditious manner practicable, including:

(a)    (i) preparing, filing or obtaining, as applicable, as soon as reasonably practicable all filings, consents, authorizations, orders and approvals with or from any Governmental Authority or other Person that are required to be filed or obtained in order to consummate the transactions contemplated by the Transaction Documents and (ii) obtaining in the most expeditious manner practicable all GPM Consents and Purchaser Consents, as applicable;

(b)    taking all actions reasonably necessary, appropriate or desirable to cause all closing conditions set forth in Article VI to be satisfied as soon as practicable; and

(c)    executing and delivering any additional instruments necessary or appropriate to fully carry out the purposes of the Transaction Documents;

provided, that no Party shall be required, pursuant to this Section 5.4, to expend any funds or assume any liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the transactions contemplated by the Transaction Documents.

5.5    Publicity. Except for any disclosure required by applicable Law or rule of any stock exchange or securities regulator, none of the Parties or their respective Affiliates shall (i) issue any press release or public announcement concerning the Transaction Documents or the transactions contemplated thereby or (ii) make any other public disclosure containing the terms of the Transaction Documents, in each case without obtaining the prior written approval of the other Parties, which approval will not be unreasonably withheld, conditioned or delayed; provided, that to the extent any disclosure is required by applicable Law or rule of any stock exchange or securities regulator, such disclosure shall be permitted without the approval of the other Parties.

5.6    Supplemental to Disclosure Schedules. From time to time prior to the Closing, the GPM Parties shall have the right (but not the obligation) to supplement or amend the disclosure schedules relating to its representations and warranties in Article III (the “GPM Disclosure Schedules”) with respect to any matter first arising after the date hereof, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty of the GPM Parties contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that if Purchasers have the right as a result of any Schedule Supplement, or all Schedule Supplements in the aggregate, to, but do not elect to, terminate this Agreement and the Closing occurs, then each of the Purchasers and the GPM Parties shall be deemed to have irrevocably waived their rights to indemnification under Section 8.1 with respect to the matters disclosed in such Schedule Supplements.

5.7    Use of Proceeds. The Partnership will use the net proceeds from the sale of Class A Preferred Units under this Agreement, together with borrowings under the Credit Agreement, to (a) purchase U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure the PNC Term Debt; (b) repay the Assumed Trade Payables; and (c) pay certain transaction costs relating to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

5.8    GPM Fees. The GPM Parties agree to indemnify and hold harmless Purchasers from and against any and all claims, demands, or liabilities for any commission, brokerage or “finder’s fee” or other fee incurred by the GPM Parties in connection with the Transaction Documents, the Contribution Agreement or consummation of the transactions contemplated thereby.

5.9    Purchaser Fees. Each Purchaser agrees to indemnify and hold harmless the GPM Parties from and against any and all claims, demands, or liabilities for any commission, brokerage or “finder’s fee” or other fee incurred by such Purchaser in connection with the Transaction Documents or consummation of the transactions contemplated thereby.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions:

(a)    no Party shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by the Transaction Documents, and no Law enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Documents, shall be in effect; and

(b)    the GPM Consents and Purchaser Consents shall have been obtained.

6.2    Conditions to the Obligations of Purchasers. The obligation of Purchasers to proceed with the Closing is subject to the satisfaction or waiver by Purchasers on or prior to the Closing Date of the following conditions:

(a)    Each of the GPM Parties shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b)    (i) the Partnership Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the GPM Parties made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c)    GPM shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;

(d)    the Partnership and the General Partner shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3;

(e)    the Restructuring shall have been completed and GPM shall have delivered written evidence to Purchasers in form and substance satisfactory to Purchasers of the completion of the Restructuring; and

(f)    the Contribution shall have been completed and GPM shall have delivered written evidence to Purchasers in form and substance satisfactory to Purchasers of the completion of the Contribution.

6.3    Conditions to the Obligation of the GPM Parties. The obligation of the GPM Parties to proceed with the Closing is subject to the satisfaction or waiver by the GPM Parties on or prior to the Closing Date of the following conditions:

(a)    Purchasers shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)    the representations and warranties of Purchasers made in this Agreement shall be true and correct as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and

(c)    Purchasers shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.4.

6.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to consummate and make effective the transactions contemplated by the Transaction Documents, as required by Section 5.4.

ARTICLE VII.

CLOSING

7.1    Closing. Subject to the terms and conditions hereof, including the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on January 12, 2016, or such other date as the Parties shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”

7.2    Deliveries by GPM. At the Closing, GPM will deliver (or cause to be delivered) the following to Purchasers and each of the other parties to such other Contract, as applicable:

(a)    a counterpart to the Amended and Restated LPA, duly executed by GPM and WOCSE;

(b)    a counterpart to the Amended and Restated LLC Agreement, duly executed by GPM;

(c)    a counterpart to the Board Representation Agreement, duly executed by GPM;

(d)    the GPM Closing Certificate, duly executed by an officer of GPM and WOCSE;

(e)    a certificate of the Secretary of GPM, certifying and attaching (i) copies of the Organizational Documents of WOCSE certified by the Secretary of State of the State of Delaware, (ii) board resolutions authorizing the execution and delivery by GPM and WOCSE of the Transaction Documents to which they are parties and the consummation of the transactions contemplated thereby, (iii) the incumbency of the officers of each of GPM and WOCSE authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers and (iv) the incumbency of the managers of GPM duly appointed in accordance with the Organizational Documents of GPM, setting forth the name and bearing the signatures of such managers; and

(f)    such other documents relating to the transactions contemplated by this Agreement as Purchasers or their counsel may reasonably request.

7.3    Deliveries by the Partnership and the General Partner. At the Closing, the Partnership and the General Partner will deliver (or cause to be delivered) the following to Purchasers and each of the other parties to such other Contract, as applicable:

(a)    a counterpart to the Amended and Restated LPA, duly executed by the General Partner;

(b)    a counterpart to the Board Representation Agreement, duly executed by the General Partner and the Partnership;

(c)    a counterpart to the Registration Rights Agreement, duly executed by the Partnership;

(d)    the Partnership Closing Certificate, duly executed by an officer of the General Partner;

(e)    a certificate of the Secretary of the General Partner (on behalf of the General Partner and the Partnership), certifying as to and attaching (i) copies of the Organizational Documents of the General Partner and the Partnership, certified, as applicable, by the Secretary of State of the State of Delaware, (ii) board resolutions authorizing the execution and delivery by the General Partner and the Partnership of the Transaction Documents to which they are parties and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (iii) the incumbency of the officers of the General Partner authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers;

(f)    evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Partnership, free and clear of any Liens, other than transfer restrictions under the Amended and Restated LPA or the Delaware LP Act and applicable federal and state securities laws;

(g)    a cross-receipt executed by the Partnership and delivered to Purchasers certifying that it has received from Purchasers an amount in cash equal to the Aggregate Purchase Price; and

(h)    such other documents relating to the transactions contemplated by this Agreement as Purchasers or their counsel may reasonably request.

7.4    Deliveries by Purchasers. At the Closing, Purchasers will deliver (or cause to be delivered) the following to the GPM Parties:

(a)    the Aggregate Purchase Price, by wire transfer of immediately available funds to an account specified in advance of the Closing Date by the Partnership;

(b)    a counterpart to the Amended and Restated LPA, duly executed by each Purchaser;

(c)    a counterpart to the Board Representation Agreement, duly executed by each Purchaser;

(d)    a counterpart to the Registration Rights Agreement, duly executed by each Purchaser;

(e)    the Purchaser Closing Certificate, duly executed by an officer of each Purchaser;

(f)    a cross-receipt duly executed by each Purchaser and delivered to the Partnership certifying that Purchasers have received from the Partnership the Purchased Units; and

(g)    such other documents relating to the transactions contemplated by this Agreement as the GPM Parties or their counsel may reasonably request.

ARTICLE VIII.

INDEMNIFICATION

8.1    Indemnification by the Partnership.

(a)    From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold Purchasers and their respective Affiliates, directors, officers, employees, agents and representatives (together with Purchasers, the “Purchaser Indemnitees”) harmless from and against any and all Damages suffered by the Purchaser Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(i)    any breach of a representation or warranty of any of the GPM Parties in this Agreement, in the GPM Closing Certificate or in the Partnership Closing Certificate; or

(ii)    any breach of any agreement or covenant in this Agreement on the part of any of the GPM Parties.

8.2    Indemnification by Purchasers.

(a)    From and after the Closing Date, subject to the other provisions of this Article VIII, each Purchaser shall, severally and not jointly, indemnify and hold the GPM Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the GPM Parties, the “GPM Indemnitees” and, together with the Purchaser Indemnitees, the “Indemnitees”) harmless from and against any and all Damages suffered by the GPM Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(i)    any breach of a representation or warranty of Purchaser in this Agreement or in the Purchaser Closing Certificate; or

(ii)    any breach of any agreement or covenant in this Agreement on the part of Purchaser.

8.3    Indemnification Procedures.

(a)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, including receipt by it of notice of any Proceeding, by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a demand for indemnification under this Agreement. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the indemnifying party from liability hereunder with respect to such Claim except to the extent the indemnifying party is prejudiced by such failure or delay and except as is otherwise provided herein. Except as specifically provided herein, each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing.

(b)    In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnitee seeks indemnification from an indemnifying party, the indemnifying party will have the right, at such indemnifying party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the indemnifying party elects to assume the defense of any such third party Claim, it shall within twenty (20) Business Days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the indemnifying party or the Indemnitee as may be appropriate. The indemnifying party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the indemnifying party. The Indemnitee will be entitled, at its own cost, to participate with the indemnifying party in the defense of any such Claim. If the indemnifying party assumes the defense of any such third-party Claim but fails to reasonably prosecute such Claim, or if the indemnifying party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VIII that the Claim was a matter for which the indemnifying party is required to provide indemnification under the terms of this Article VIII, the indemnifying party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c)    If requested by the indemnifying party, the Indemnitee agrees to cooperate with the indemnifying party and its counsel in contesting any third party Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the third party Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the Indemnitee for reasonable expenses incurred by it in so cooperating. At no cost or expense to the Indemnitee, the indemnifying party shall reasonably cooperate with the Indemnitee and its counsel in contesting any third party Claim.

(d)    Notwithstanding anything to the contrary in this Agreement, the indemnifying party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

8.4    Calculation of Damages. In calculating amounts payable to an Indemnitee for a claim for indemnification hereunder, the amount of any indemnified Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered under any insurance policy with respect to such Damages or (ii) any prior or subsequent actual recovery from any Person other than the applicable indemnifying party with respect to such Damages.

8.5    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable pursuant to this Article VIII for punitive, special, indirect, consequential, remote, speculative or lost profits Damages of any kind or nature, including any Damages based on diminution in value or any other damages based on a multiple of earnings or other multiple, regardless of the form of action through which such damages are sought, except (a) for any such damages recovered by any third party against an indemnified party in respect of which such indemnified party would otherwise be entitled to indemnification pursuant to the terms hereof and (b) in the case of consequential damages, (i) to the extent an indemnified party is required to pay consequential damages to an unrelated third party and (ii) to the extent of consequential damages to an indemnified party arising from fraud or willful misconduct.

8.6    Limitations on Indemnification. Notwithstanding anything to the contrary in this agreement, in no event shall the Partnership’s aggregate liability for Damages under this Agreement exceed $70,000,000, excluding the Partnership’s liability for Damages resulting from, caused by, arising out of, or in any way relating to any breach of the Partnership Fundamental Representations, which liability shall be unlimited.

8.7    Survival.

(a)    The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article III other than the Partnership Fundamental Representations and the matters set forth in Section 3.13 (Taxes) shall be limited to claims for which Purchasers deliver written notice to the Partnership on or before the date that is twelve (12) months after the Closing Date. The liability of the Partnership for the breach of any Partnership Fundamental Representations shall be limited to claims for which Purchasers deliver written notice to the Partnership on or before the date that is three (3) years after the Closing Date. The liability of the Partnership for Damages for claims related to or arising from Taxes (including Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.13) shall be limited to claims for which Purchasers deliver written notice to the Partnership on or before the date that is sixty (60) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of the Partnership for claims pursuant to Section 8.1(a)(ii) shall not be limited as to time and shall continue indefinitely.

(b)    The liability of a Purchaser for the breach of any of the representations and warranties of such Purchaser set forth in Article IV other than the Purchaser Fundamental Representations shall be limited to claims for which the GPM Parties deliver written notice to such Purchaser on or before the date that is twelve (12) months after the Closing Date. The liability of a Purchaser for the breach of any Purchaser Fundamental Representations shall be limited to claims for which the GPM Parties deliver written notice to such Purchaser on or before the date that is three (3) years after the Closing Date. The liability of a Purchaser for claims pursuant to Section 8.2(a)(ii) shall not be limited as to time and shall continue indefinitely.

(c)    Notwithstanding Sections 8.6(a) and 8.7(b), if any GPM Party or the Purchasers, as applicable, delivers written notice in reasonable detail to the applicable Party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

(d)    Notwithstanding anything to the contrary in this Agreement, no Party shall have any liability under this Article VIII from and after the IPO Closing Date (as defined in the Amended and Restated LPA).

8.8    Mitigation. The Parties agree that an Indemnitee’s right to recourse under this Article VIII for any Damages shall be limited to the extent that such Indemnitee would not have suffered such Damages had such Indemnitee exercised commercially reasonable efforts to mitigate such Damages following the actual discovery by such Indemnitee of the fact, event or circumstance giving rise to such Damages.

8.9    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)).

8.10    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the amount of the Aggregate Purchase Price, except as otherwise required by applicable Law.

ARTICLE IX.

TERMINATION

9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of the GPM Parties and Purchasers;

(b)    by either the GPM Parties or Purchasers in writing after February 1, 2016, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in material breach of its representations, warranties or covenants under this Agreement;

(c)    by the GPM Parties in writing without prejudice to other rights and remedies the GPM Parties may have (provided the GPM Parties are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder) if there has been a breach of any representation, warranty or covenant of a Purchaser in this Agreement, or any such representation or warranty shall have become untrue following the date of this Agreement, such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied; provided, however, Purchaser shall have a period of thirty (30) days following written notice from the GPM Parties to cure any such failure to comply if the failure to comply is curable;

(d)    by Purchasers in writing without prejudice to other rights and remedies Purchasers or their respective Affiliates may have (provided Purchasers are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if there has been a breach of any representation, warranty or covenant of the GPM Parties in this Agreement, or any such representation or warranty shall have become untrue following the date of this Agreement, such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied; provided, however, the GPM Parties shall have a period of thirty (30) days following written notice from Purchasers to cure any such failure to comply if the failure to comply is curable; or

(e)    by any Party in writing, without liability, if there shall be any Order binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby or by the Contribution Agreement; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such Order removed but it shall not have been removed within thirty (30) days after entry by the Governmental Authority.

9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.19.1, this Agreement shall thereafter become void except for this Section 9.2, Article X and Article XI. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any willful and intentional breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement.

ARTICLE X.

GOVERNING LAW; CONSENT TO JURISDICTION

10.1    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.2    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the

Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.3    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.4    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 10.2, and all such rights and remedies at law or in equity may be cumulative, except as may be limited by Article VIII. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

ARTICLE XI.

MISCELLANEOUS

11.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby; provided, however, that the GPM Parties will pay the reasonable, documented out-of-pocket expenses incurred by Purchasers in connection with the Transaction Documents and the transactions contemplated thereby, including fees and expenses of attorneys, accountants and advisors retained by Purchasers and/or their respective Affiliates, up to a maximum of $100,000.

11.2    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to GPM or any of its Affiliates, addressed to:

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attn: CEO

Tel: (804) 887-1980

If to the Partnership or the General Partner, addressed to:

GPM Petroleum LP

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attn: CEO

Tel: (804) 887-1980

If to Purchasers, addressed to:

Oppenheimer Steelpath MLP Select 40 Fund

2100 McKinney Ave, Suite 1401

Dallas, TX 75201

Attn: Robert Coble

Email: rcoble@ofiglobal.com

Tel: (214) 740-6045

Oppenheimer Steelpath MLP Income Fund

2100 McKinney Ave, Suite 1401

Dallas, TX 75201

Attn: Robert Coble

Email: rcoble@ofiglobal.com

Tel: (214) 740-6045

With a copy to:

OppenheimerFunds, Inc.

225 Liberty Street, 15th Floor

New York, NY 10281

Attn: General Counsel

Email: investmentslegal@ofiglobal.com

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attn: Courtney Cochran Butler

Tel: (713) 220-4396

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

11.3    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three (3) Business Days prior to the proposed date of payment.

11.4    Entire Agreement; Amendments and Waivers. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein and therein or delivered pursuant hereto and thereto, including the exhibits and schedules hereto and thereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies except as expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Transaction Documents and any documents and instruments and other agreements specifically referred to herein and therein or delivered pursuant hereto and thereto, including the exhibits and schedules hereto and thereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.5    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

11.6    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11.7    Interpretation.

(a)    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)    References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e)    References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h)    Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

11.8    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty to the extent that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or could result in a Material Adverse Effect.

11.9    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GPM INVESTMENTS, LLC

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	President and CEO

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	CFO

WOC SOUTHEAST HOLDING CORP.

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, President and CEO

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	CFO

GPM PETROLEUM GP, LLC

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, President and CEO

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	CFO

Signature Page to Purchase Agreement

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its General Partner

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, President and CEO

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	CFO

OPPENHEIMER STEELPATH MLP SELECT 40 FUND

By:	/s/ Robert Coble
Name:	Robert Coble
Title:	Vice President

OPPENHEIMER STEELPATH MLP INCOME FUND

By:	/s/ Robert Coble
Name:	Robert Coble
Title:	Vice President

Signature Page to Purchase Agreement

Annex A

Purchasers

Purchaser	Purchased Units	Aggregate Purchase Price
Oppenheimer Steelpath MLP Select 40 Fund	2,000,000	$40,000,000
Oppenheimer Steelpath MLP Income Fund	1,500,000	$30,000,000

Total:	3,500,000	$70,000,000